EXHIBIT 99.1

DELTA PETROLEUM CORPORATION
Roger A. Parker, Chairman and CEO
Kevin K. Nanke, Treasurer and CFO
John R. Wallace, President and COO
Dave Donegan, VP Corporate Communications
370 17th Street, Suite 4300
Denver, Colorado 80202

For Immediate Release

                         DELTA PETROLEUM CORPORATION
                   ANNOUNCES FIRST QUARTER OPERATING RESULTS

REVENUE INCREASES 15% TO RECORD $42.5 MILLION

     DENVER, Colorado (May 7, 2007) -- Delta Petroleum Corporation (NASDAQ Global Market: DPTR), an independent energy exploration and development company, today announced its financial and operating results for the first quarter of 2007.

HIGHLIGHTS FOR THE QUARTER

   * Vega Unit (Piceance Basin) -- production increased from 3 million cubic feet per day (Mmcfpd) gross to 15 Mmcfpd gross (100% WI).
   * Midway Loop (Austin Chalk) -- two new dual lateral horizontal Austin Chalk wells put on production at rates of 42 Mmcfepd gross (45% WI) and 13 Mmcfepd gross (55% WI), respectively.
   * Howard Ranch (Wind River Basin) -- began new shallow Lower Ft. Union formation drilling program (100% WI).

     Total revenue for the three months ended March 31, 2007 reached $42.5 million. Oil and natural gas revenue from continuing operations decreased $3.7 million to $25.0 million relative to the comparable prior-year period. The reduction resulted from a 13% decrease in average natural gas prices and a 10% decrease in average crude oil prices, partially offset by a 4% increase in production from continuing operations. The average gas price received during the three months ended March 31, 2007 approximated $5.86 per thousand cubic feet (Mcf), compared with $6.77 per Mcf in the first quarter of 2006. The average price received for onshore oil during the three months ended March 31, 2007 approximated $55.18 per barrel (Bbl), compared with $60.82 per Bbl in the corresponding period of the previous year. The average price received for offshore oil approximated $40.76 per Bbl during the most recent quarter, versus $48.42 in the year-earlier period. Drilling and trucking revenue increased $6 million, or 61%, to $16.3 million from the prior-year period.

     The Company reported a net loss of $18.7 million, or ($0.34) per diluted common share (on 54.9 million shares), for the three months ended March 31, 2007, compared with net income of $13.8 million, or $0.27 per diluted common share, in the three months ended March 31, 2006. EBITDAX totaled $15.6 million during the first quarter of 2007, compared with $18.2 million in the first quarter of 2006. Discretionary cash flow totaled $16.7 million in the first quarter of 2007, compared with $15.0 million in the first quarter of 2006. (Note: Discretionary Cash Flow and EBITDAX are non-GAAP measures and are described below.) Income from continuing operations decreased from $12.8 million in the three months ended March 31, 2006 to a loss of $14.7 million in the most recent quarter, due primarily to (1) gains during the first quarter of 2006 on undeveloped property sales and (2) loss on ineffective derivative instruments of $1.7 million for the first quarter of 2007 compared to a gain of $6.6 million for the first quarter of 2006.

PRODUCTION VOLUMES, UNIT PRICES AND COSTS

     Production volumes, average prices received and costs per equivalent Mcf for the three months ended March 31, 2007 and 2006 were as follows:



                                                     Three Months Ended March 31,
                                               ---------------------------------------
                                                      2007                 2006
                                               ------------------   ------------------
                                               Onshore   Offshore   Onshore   Offshore
                                               -------   --------   -------   --------
Production - Continuing Operations:
   Oil (MBbl)                                     208         36       271         46
   Gas (MMcf)                                   2,045          -     1,475          -
Production - Discontinued Operations:
   Oil (MBbl)                                      21          -        47          -
   Gas (MMcf)                                     282          -       398          -
Total Production (MMcfe)                        3,704        219     3,782        278

Average Price - Continuing Operations:
   Oil (per barrel)                            $55.18     $40.76    $60.82     $48.42
   Gas (per Mcf)                               $ 5.86     $    -    $ 6.77     $    -

Costs per Mcfe - Continuing Operations:
  Hedge effect                                 $ (.36)    $    -    $ (.57)    $    -
  Lease operating expense                      $ 1.22     $ 1.85    $ 1.14     $ 4.33
  Production taxes                             $  .46     $  .05    $  .49     $  .04
  Transportation costs                         $  .28     $    -    $  .19     $    -
  Depletion, depreciation and
    amortization expense                       $ 5.20     $ 1.40    $ 3.59     $  .80




     Lease operating expenses for the three months ended March 31, 2007 totaled $4.4 million, compared with $4.8 million in the year-earlier period. The decrease in lease operating expenses was primarily related to a one-time credit received on offshore properties during the three months ended March 31, 2007. Lease operating expense from continuing operations for onshore properties approximated $1.22 per Mcfe and $1.14 per Mcfe, respectively, for the first quarters of 2006 and 2007.

     Depreciation, depletion and amortization expense - oil and gas increased to $17.4 million in the most recent quarter, versus $11.4 million in the prior-year quarter. The Company's onshore depletion, depreciation and amortization rate increased to $5.20 per Mcfe in the three months ended March 31, 2007, from $3.59 per Mcfe in the first quarter of 2006. The depletion rate increase was related to higher-than-expected drilling costs on certain Austin Chalk wells drilled in 2006, a reduction in reserves in certain targeted zones in the Howard Ranch field that were determined to be uneconomic during the second half of 2006, and the addition of a $3.0 million developmental dry hole in the South Angleton field to the depletion pool.

     Exploration expense consists of geological and geophysical costs and lease rentals. The Company's exploration costs for the three months ended March 31, 2007 totaled $624,000, compared with $683,000 in the year-earlier period. Dry hole costs of approximately $3.5 million were incurred during the first quarter of 2007, compared with $1.3 million in the comparable period a year ago. For the three months ended March 31, 2007, dry hole costs related primarily to two exploratory projects in Texas and Utah.

     Drilling and trucking operations expense increased to $10.5 million in the most recent quarter, compared with $5.9 million in the prior-year period. The higher expense can be attributed to an increase in the number of rigs in operation to 17 as of March 31, 2007, versus 11 at March 31, 2006.

     General and administrative expense increased 37% to $11.5 million for the three months ended March 31, 2007, compared with $8.4 million in the corresponding period of the previous year. The increase in general and administrative expense reflected, primarily, an increase in non-cash equity compensation of $1.7 million and a 20% increase in technical and administrative staff and related personnel costs.

DEVELOPMENTS SUBSEQUENT TO THE END OF THE QUARTER

     On April 25, 2007, the Company issued 7,130,000 shares of common stock, at $20.50 per share, and $115.0 million aggregate principal amount of 3-3/4% Senior Convertible Notes due 2037 (the "Notes"), for combined net proceeds of $251.9 million after underwriters' discounts and commissions of $9.3 million.

     The Notes bear interest at a rate of 3-3/4% per annum, payable semi-annually in arrears, on May 1 and November 1 of each year, beginning November 1, 2007. The Notes will mature on May 1, 2037 unless earlier converted, redeemed or repurchased.

     The combined net proceeds from these offerings were used to (1) pay down the Company's borrowing base under its credit facility to a zero balance and
(2) fund the Company's capital development program. The Company expects to spend between $250 million and $275 million on drilling activities in 2007. Approximately 78% of the drilling budget is expected to be allocated to the Rocky Mountain Region.

OPERATIONS UPDATE

     The Company's last operations update was released in mid-April. The information below reflects developments in the respective areas since that time.

     Vega Unit, Piceance Basin, CO, 100% WI - The Company has submitted permit applications for several drilling pads on the North Vega acreage (EnCana Agreement). The Company plans to dedicate two additional DHS rigs, for a total of four active drilling rigs, by the start of the third quarter.

     Howard Ranch Area, Wind River Basin, WY, 50-100% WI - The Company has reached total depth on the second well in its Lower Fort Union development project, and DHS rig #18 is being relocated to begin drilling operations on the third new well. The Company has begun completion activities on the first new well.

     Greentown, Salt Valley and Gypsum Valley projects, Paradox Basin, UT and CO, 70% WI - The Company expects to begin drilling activities in the Greentown area later this month. Drilling permits are expected soon for the Salt Valley and Gypsum Valley prospects.

     Midway Loop Area, SE Gulf Coast, TX, - 10%-55% WI - The Company is drilling the Dickens A-214 1H well (45% WI). In addition, the Company has begun drilling the Woods A-82 1H (40% WI).

     Central Utah Hingeline Project, UT, 65% WI - The Company is continuing with the permitting process for a new well on its second Hingeline prospect and expects to commence drilling operations this summer.

     Columbia River Basin, WA - The non-operated Brown 7-24 is drilling and
should reach total depth in early summer.   The Company is continuing with
the permitting process for three operated wells on its leasehold.

COMMODITY HEDGES

     Subsequent to the end of the quarter, the Company entered into a derivative contract for a portion of its 2008 production. The instrument involves 15,000 million BTUs per day (MMBtu/day) in a costless collar for the period January 1, 2008 to December 31, 2008. The settlement price is relative to the CIG index price, with a floor $6.50 per MMBtu and a ceiling $8.30 per MMBtu.

EARNINGS RELEASE AND INVESTOR CONFERENCE CALL

     A conference call has been scheduled for 12:00 noon EDT today, Monday, May 7, 2007.

     Shareholders and other interested parties may participate in the conference call by dialing 888-868-9080 (international/local participants dial 973-935-8511) and referencing the ID code 8756208, a few minutes before
12:00 noon EDT on May 7, 2007.   The call will also be broadcast live on the
Internet at http://www.videonewswire.com/event.asp?id=39574 or can be accessed through the Company's website http://www.deltapetro.com/eventscalendar.html. A replay of the conference call will be available two hours after the completion of the conference call from May 7, 2007 until May 14, 2007 by dialing 877-519-4471
(international/local participants dial 973-341-3080) and entering the conference ID 8756208. The call will also be archived on the Internet through August 5, 2007 at http://www.videonewswire.com/event.asp?id=39574.

     Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company's core areas of operations are the Rocky Mountain and Gulf Coast Regions, which comprise the majority of its proved reserves, production and long term growth prospects. Its common stock is traded on the NASDAQ Global Market System under the symbol "DPTR."

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. Please refer to the Company's Forms 10-K, 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information.

         For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com
                                     or

  RJ Falkner & Company, Inc., Investor Relations Counsel, at (800) 377-9893
                      or via email at info@rjfalkner.com


                     SOURCE:   Delta Petroleum Corporation



DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                   March 31,     December 31,
                                                     2007            2006
                                                   ---------     ------------
                                                  (Unaudited)
                                                      (In thousands, except
                                                        per share amounts)
     ASSETS

Current assets:
   Cash and cash equivalents                        $  13,032     $   7,666
   Assets held for sale                                   288         5,397
   Trade accounts receivable, net of allowance
     for doubtful accounts of $100 and $100,
     respectively                                      31,266        29,503
   Prepaid assets                                       3,585         4,384
   Inventory                                            3,135         2,851
   Derivative instruments                               6,466        10,799
   Other current assets                                 2,770         2,769
                                                    ---------     ---------
     Total current assets                              60,542        63,369
                                                    ---------     ---------
Property and equipment:
   Oil and gas properties, successful efforts
     method of accounting
       Unproved                                       219,919       218,380
       Proved                                         599,914       591,149
   Drilling and trucking equipment                    148,213       136,038
   Pipeline and gathering system                       16,919        14,909
   Other                                               14,106        13,983
                                                    ---------     ---------
     Total property and equipment                     999,071       974,459
   Less accumulated depreciation and depletion       (140,690)     (132,814)
                                                    ---------     ---------
     Net property and equipment                       858,381       841,645
                                                    ---------     ---------
Long-term assets:
   Deferred financing costs                             6,273         6,928
   Goodwill                                             7,747         7,747
   Other long-term assets                              10,477         9,655
   Deferred tax assets                                  5,338          -
                                                    ---------     ---------
     Total long-term assets                            29,835        24,330
                                                    ---------     ---------
     Total assets                                   $ 948,758     $ 929,344
                                                    ---------     ---------
     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt                $     947     $     816
   Accounts payable                                    80,426        84,439
   Other accrued liabilities                           10,990        10,818
   Deferred tax liability                               2,136         2,893
   Derivative instruments                                -              613
                                                    ---------     ---------
     Total current liabilities                         94,499        99,579
                                                    ---------     ---------
Long-term liabilities:
   7% Senior notes, unsecured                         149,403       149,384
   Credit facility                                    106,500       118,000
   Unsecured term loan                                   -           25,000
   Credit facility - DHS                               84,700        74,050
   Asset retirement obligation and other debt, net      3,433         4,048
   Deferred tax liability                                -            3,660
                                                    ---------     ---------
     Total long-term liabilities                      344,036       374,142
                                                    ---------     ---------
Minority interest                                      27,443        27,390

Commitments and contingencies                            -             -

Stockholders' equity:
   Preferred stock, $.01 par value:
      authorized 3,000,000 shares, none issued           -             -
   Common stock, $.01 par value:
      authorized 300,000,000 shares, issued
      58,564,000 shares at March 31, 2007 and
      53,439,000 at December 31, 2006                     586           534
   Additional paid-in capital                         503,354       430,479
   Accumulated other comprehensive income               5,229         4,865
   Accumulated deficit                                (26,389)       (7,645)
                                                    ---------     ---------
     Total stockholders' equity                       482,780       428,233
                                                    ---------     ---------
     Total liabilities and stockholders' equity     $ 948,758     $ 929,344
                                                    ---------     ---------


DELTA PETROLEUM CORPORATION
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

                                                      Three Months Ended
                                                           March 31,
                                                   --------------------------
                                                     2007            2006
                                                   ---------     ------------
                                                  (Unaudited)
                                                      (In thousands, except
                                                        per share amounts)
Revenue:
   Oil and gas sales                                $  25,004     $  28,705
   Contract drilling and trucking fees                 16,294        10,114
   Gain (loss) on effective derivative instruments,
    net                                                 1,190        (1,774)
                                                    ---------     ---------
     Total revenue                                     42,488        37,045
                                                    ---------     ---------
Operating expenses:
   Lease operating expense                              4,429         4,754
   Transportation expense                                 922           603
   Production taxes                                     1,533         1,534
   Depreciation, depletion and amortization - oil
    and gas                                            17,386        11,363
   Depreciation and amortization - drilling and
    trucking                                            5,134         2,524
   Exploration expense                                    624           683
   Dry hole costs                                       3,517         1,340
   Drilling and trucking operations                    10,464         5,903
   General and administrative                          11,545         8,411
   Gain on sale of oil and gas properties                -          (18,869)
                                                    ---------     ---------
     Total operating expenses                          55,554        18,247
                                                    ---------     ---------
Operating income (loss)                               (13,066)       18,799
                                                    ---------     ---------
Other income and (expense):
   Other income                                           151           136
   Gain on sale of investment in LNG                     -            1,058
   Gain (loss) on ineffective derivative instruments,
    net                                                (1,663)        6,576
   Minority interest                                       17          (531)
   Interest and financing costs                        (7,595)       (5,494)
                                                    ---------     ---------
     Total other income (expense)                      (9,090)        1,745
                                                    ---------     ---------
Income (loss) from continuing operations before
  income taxes and discontinued operations            (22,156)       20,543

Income tax expense (benefit)                           (7,476)        7,738
                                                    ---------     ---------
Income (loss) from continuing operations              (14,680)       12,805

Discontinued operations:
   Income from discontinued operations of
     properties sold, net of tax                          598         1,000
   Loss on sale of discontinued operations, net of
     tax                                               (4,662)         -
                                                    ---------     ---------
   Net income (loss)                                $ (18,744)    $  13,805
                                                    ---------     ---------
Basic income (loss) per common share:
   Loss from continuing operations                  $   (0.27)    $    0.26
   Discontinued operations                              (0.07)         0.02
                                                    ---------     ---------
   Net income (loss)                                $   (0.34)    $    0.28

Diluted income (loss) per common share:
   Loss from continuing operations                  $   (0.27)    $    0.25
   Discontinued operations                              (0.07)         0.02
                                                    ---------     ---------
   Net income (loss)                                $   (0.34)    $    0.27
                                                    ---------     ---------
Weighted Average Shares Outstanding
   Basic                                            $  54,933     $  49,769
                                                    ---------     ---------
   Diluted                                          $  54,933     $  51,334
                                                    ---------     ---------



                         DELTA PETROLEUM CORPORATION
            RECONCILIATION OF DISCRETIONARY CASH FLOW AND EBITDAX
                                 (in thousands)
                                   (unaudited)


THREE MONTHS ENDED:                                March 31,     March 31,
                                                     2007          2006
                                                   ---------     ---------

CASH PROVIDED BY OPERATING ACTIVITIES              $  12,528     $   7,119

Changes in assets and liabilities                         79         5,844
Exploration and dry hole costs                         4,141         2,023
                                                   ---------     ---------
Discretionary Cash Flow*                           $  16,748     $  14,986
                                                   ---------     ---------

* Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities plus exploration costs. Discretionary cash flow is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. Discretionary cash flow is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for cash flows from operating, investing or financing activities as an indicator of cash flows, or as a measure of liquidity.

THREE MONTHS ENDED:                                March 31,     March 31,
                                                     2007          2006
                                                   ---------     ---------

Net income (loss)                                  $ (18,744)    $  13,805

Income tax expense (benefit)                          (9,038)        8,343
Interest and financing costs                           7,595         5,494
Depletion, depreciation and amortization              23,349        15,672
(Gain) loss on sale of oil and gas properties
   and other investments                               6,608       (19,927)
Unrealized (gain) loss on derivative contracts         1,663        (7,172)
Exploration and dry hole costs                         4,141         2,023
                                                   ---------     ---------
EBITDAX**                                          $  15,574     $  18,238
                                                   ---------     ---------


THREE MONTHS ENDED:                                March 31,     March 31,
                                                     2007          2006
                                                   ---------     ---------

CASH PROVIDED BY OPERATING ACTIVITIES              $  12,528     $   7,119

Changes in assets and liabilities                         79         5,844
Interest net of financing costs                        6,758         5,185
Exploration and dry hole costs                         4,141         2,023
Other non-cash items                                  (7,932)       (1,933)
                                                   ---------     ---------
EBITDAX**                                          $  15,574     $  18,238
                                                   ---------     ---------

** EBITDAX represents net income before income tax expense (benefit), interest and financing costs, depreciation, depletion and amortization expense, gain on sale of oil and gas properties and other investments, unrealized gains (loss) on derivative contracts and exploration and dry hole costs. EBITDAX is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendations of companies. EBITDAX is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our bank credit agreement and is used in the financial covenants in our bank credit agreement and our senior note indentures. EBITDAX is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.